Exhibit 4.1

SERIES B WARRANT AMENDMENT

This Series B Warrant Amendment dated as of May 17, 2024 (the “Amendment”) is by and between Volcon, Inc., a Delaware corporation (the “Company”), and the undersigned, a Holder of Series B Warrants issued on November 17, 2023 (the “Warrants”).

WITNESSETH:

WHEREAS, Section 6(l) of the Warrants provides that the Warrants may be modified or amended with the written consent of the Company, on the one hand, and a majority-in-interest of Holders of the Warrants, on the other hand; and

WHEREAS, the Company and Holder have agreed to amend the Warrants, subject to the terms herein.

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, subject to Section 2 hereof, the parties agree as follows:

1.	Amendment of the Warrants.

(a) The text of Section 3(b) of the Warrants is deleted in its entirety and is replaced with the following: “Intentionally Omitted.”

(b) The text of Section 3(f) of the Warrants is deleted in its entirety and is replaced with the following: “Intentionally Omitted.”

(c) The text of Section 2(c) of the Warrants is amended to add the following paragraph at the end of Section 2(c): “The Holder may also exercise this Warrant on a cashless basis and receive an aggregate number of Warrant Shares equal the product of (i) the aggregate number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 0.81.”

2.	Effective Date. The amendments set forth in Section 1 shall only become effective upon the due execution and delivery with the Company of an Amendment identical in form and substance to this Amendment by the Company and the holders of Warrants that constitute not less than a majority-in-interest of Holders of the Warrants.

3.	Entire Agreement. This Amendment constitutes the entire agreement between the Company and the Holder with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. This Amendment is intended for the benefit of the parties hereto and their respective successors and assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any other person or entity.

4.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof.

5.	Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first stated above.

VOLCON, INC. By:_________________________________ Name: Title:

“HOLDER” By: _________________________________ Name: Title:

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